==============================================================================


                  GUARANTY AND CONTINGENT PURCHASE AGREEMENT

                                      OF

                         JOSEPH T. RYERSON & SON, INC.


                          Dated as of August 15, 1990

                                      Re:

                   $50,400,400 8.03% Guaranteed ESOP Notes,
                          Series A, Due July 2, 1997

                   $34,464,151 8.51% Guaranteed ESOP Notes,
                          Series B, Due July 2, 2000

                                      and

                   $62,048,600 8.88% Guaranteed ESOP Notes,
                          Series C, Due July 2, 2004

                                      of

                          the Inland Steel Industries
                            Thrift Plan ESOP Trust


==============================================================================

                        TABLE OF CONTENTS

SECTION                      HEADING                         Page
PARTIES....................................................    1

RECITALS...................................................    1

1. GUARANTEED INDEBTEDNESS.................................    2

   1.1.  Guaranty..........................................    2
   1.2.  Seniority of Obligations..........................    3

2. LIABILITY ABSOLUTE AND UNCONDITIONAL....................    3

   2.1.  Unconditional Guaranty............................    3
   2.2.  Recovery of Guaranteed Indebtedness...............    4
   2.3.  Liability of Issuer...............................    4
   2.4.  Waiver............................................    4
   2.5.  Notice of Transfer................................    5

3. REPRESENTATIONS AND WARRANTIES..........................    5

4. OBLIGATION OF COMPANY TO PURCHASE NOTES.................    5

   4.1.  Put Event; Required Purchase......................    5
   4.2.  Continuing Obligation.............................    7

5. EXCHANGE OF NOTES.......................................    7

6. COMPANY COVENANTS.......................................    7

   6.1.  Corporate Existence, etc..........................    7
   6.2.  Insurance.........................................    8
   6.3.  Taxes, Claims for Labor and Materials,
          Compliance with Laws.............................    8
   6.4.  Maintenance, etc..................................    8
   6.5.  Nature of Business................................    8
   6.6.  Consolidated Tangible Net Worth...................    8
   6.7.  Limitation on Funded Debt.........................    8
   6.8.  Limitation on Liens...............................    9
   6.9.  Dividends, Stock Purchases........................   11
   6.10. Limitation on Sale and Leasebacks.................   12
   6.11. Mergers, Consolidations and Sales of Assets.......   12
   6.12. Repurchase of Notes...............................   14
   6.13. Transactions with Affiliates......................   14
   6.14. Termination of Pension Plans......................   14
   6.15  ERISA Covenants...................................   14
   6.16. Reports and Rights of Inspection..................   15
   6.17. Tax Exempt Status of Plan and Trust...............   17
   6.18. Contributions to the Issuer.......................   17
   6.19. Indemnity.........................................   17


SECTION                           HEADING                          PAGE
7. INTERPRETATION OF AGREEMENT; DEFINITIONS.......................  18

   7.1.  Definitions..............................................  18
   7.2.  Directly or Indirectly...................................  24
   7.3.  Accounting Principles....................................  24

8. MISCELLANEOUS..................................................  24

   8.1.  Governing Law............................................  24
   8.2.  Notices..................................................  24
   8.3.  Successors and Assigns...................................  25
   8.4.  Survival of Covenants and Representations; Survival
          of Indemnification......................................  25
   8.5.  Severability........................ ....................  25
   8.6.  (a)  Amendments and Modifications........................  25
         (b)  Solicitation of Noteholders.........................  26
   8.7.  Reproduction of Documents................................  26
   8.8.  Expenses, Stamp Tax Indemnity............................  26
   8.9.  Confidentiality..........................................  27
   8.10. Captions.................................................  27
   8.11. Counterparts.............................................  27

SIGNATURE PAGE....................................................  28

ATTACHMENTS TO GUARANTY AND CONTINGENT PURCHASE AGREEMENT:

Schedule I

Exhibit A -- Funded Debt

                         JOSEPH T. RYERSON & SON, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                  GUARANTY AND CONTINGENT PURCHASE AGREEMENT

                                      Re:

                   $50,400,400 8.03% Guaranteed ESOP Notes,
                          Series A, Due July 2, 1997,

                   $34,464,151 8.51% Guaranteed ESOP Notes,
                          Series B, Due July 2, 2000

                                      and

                   $62,048,600 8.88% Guaranteed ESOP Notes,
                          Series C, Due July 2, 2004

                                      of

                          the Inland Steel Industries
                            Thrift Plan ESOP Trust

     GUARANTY AND CONTINGENT PURCHASE AGREEMENT dated as of August 15, 1990 (the "Agreement") between Joseph T. Ryerson & Son, Inc., a Delaware corporation (the "Company"), and the Purchaser named in Schedule I attached hereto which is a signatory to this Agreement.

                                   RECITALS

     A. Inland Steel Industries, Inc., a Delaware corporation ("Inland"), has established the Inland Steel Industries Thrift Plan (the "Plan") and the Inland Steel Industries Thrift Plan ESOP Trust (the "Issuer") which implements and forms part of the Plan for the benefit of certain employees of Inland and certain of its Subsidiaries, including the Company.

     B. The Issuer has heretofore purchased 3,086,800 shares of Series E ESOP Convertible Preferred Stock of Inland (the "Series E ESOP Stock") pursuant to the Stock Purchase Agreement dated as of July 7, 1989 (the "Preferred Stock Purchase Agreement") between the Issuer and Inland and the Issuer now proposes to refinance one of the loans incurred to purchase said Series E ESOP Stock, and to provide the funds required therefor, the Issuer proposes to issue its 8.03% Guaranteed ESOP Notes, Series A, Due July 2, 1997 (the "Series A Notes") in an aggregate principal amount equal to $50,400,400, its 8.51% Guaranteed ESOP Notes, Series B, Due July 2, 2000 (the "Series B Notes") in an aggregate principal amount equal to $34,464,151 and its 8.88% Guaranteed ESOP Notes, Series C, Due July 2, 2004 (the "Series C Notes") in an aggregate principal amount equal to $62,048,600, in each such case pursuant to the separate Note Agreements dated as of August 15, 1990 (the "Note Agreements") between the Issuer and the institutional investors named therein, respectively. The Series A Notes, the Series B Notes and the Series C

Notes are hereinafter referred to collectively as the "Notes" and the institutional investors which are parties to the Note Agreements are hereinafter referred to individually as a "Purchaser" and hereinafter collectively referred to as the "Purchasers". Words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Note Agreements.

     C. The Purchasers have required as a condition to their respective purchases of the Notes that the Company execute this Agreement and guarantee payment of the Notes as herein provided and the Company, by reason of its interest in the Issuer and employees of the Company and in consideration of the $70,000,000 capital contribution made by Inland on the Closing Date to the Company and the reduction of interest rate and the substantial tax benefits resulting from the refinancing of the Inland Steel Industries Note and in order to induce the Purchasers to purchase the Notes, is willing so to do.

     NOW, THEREFORE, in consideration of the premises and the above-described benefits to the Company and its shareholder and for the purpose of inducing the purchase and acceptance of the Notes by all who shall at any time become holders of the Notes, and in order to strengthen the financial condition of the Affiliated Group, directly and indirectly, as a result of the enhanced ability of the Affiliated Group to obtain and provide financial, accounting, consulting and administrative assistance and services to the Company and each other entity in the Affiliated Group, and in order to provide retirement benefits to the employees of the Company and its Subsidiaries and in further consideration of the sum of One Dollar ($1.00) paid to the Company by the Purchasers, the receipt and sufficiency of which is hereby acknowledged, the Company hereby covenants and agrees as follows:

SECTION ONE. GUARANTEED INDEBTEDNESS.

     1.1. Guaranty. The Company hereby absolutely and unconditionally guarantees to the Purchasers and each other holder or holders from time to time of the Notes

     (a) the full and prompt payment of the principal of all of the Notes and of the interest thereon (including without limitation interest accruing or becoming due and payable after the commencement of any proceeding described in
  (S)6.1(m), (n) or (o) of the Note Agreements) at the rate therein stipulated (as the same may be adjusted from time to time in accordance with (S)1.4 and (S)1.5 of the Note Agreements), and the premium, if any, when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by acceleration or declaration, or otherwise; and

     (b) the full and prompt performance of and payment when due of any and all other indebtedness, indemnities, covenants, obligations and liabilities of the Issuer under the Note Agreements;

(the Notes, including the principal, interest and premium, if any, due thereon, and all other indebtedness, indemnities, covenants, obligations and liabilities of the Issuer under the Note Agreements are sometimes hereinafter collectively referred to as the "Guaranteed Indebtedness"). The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all reasonable costs and expenses incurred in the enforcement of any of the terms of this Agreement upon any default hereunder, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     1.2. Seniority of Obligations. The obligations of the Company pursuant to this Agreement will rank pari passu with the senior unsecured debt of the Company.

SECTION TWO.  LIABILITY ABSOLUTE AND UNCONDITIONAL.

     2.1. Unconditional Guaranty. This Agreement, and every part hereof, shall be binding upon the Company, its successors and assigns, and shall inure to the benefit of the Purchasers and the holder or holders of the Notes so long as any of the Guaranteed Indebtedness remains unpaid. This Agreement shall remain in full force and effect irrespective of any obligations of the Issuer on the Notes or under the Note Agreements or the Preferred Stock Purchase Agreement or of the power or authority or the lack of power or authority of the Issuer to issue the Notes or to execute and deliver the Note Agreements or the Preferred Stock Purchase Agreement and irrespective of the validity, regularity or enforceability of any of the Notes, the Note Agreements or the Preferred Stock Purchase Agreement or of any defense whatsoever that the Issuer may or might have to the payment of the Notes (principal, interest and premium, if any) or other Guaranteed Indebtedness or that the Issuer may or might have to the performance or observance of any of the provisions or conditions of the Note Agreements or the Preferred Stock Purchase Agreement or the existence or continuance of the Issuer as a legal entity; nor shall said obligations be discharged or impaired by any acts, failures or omissions on the part of the Purchasers or any other holder or holders of the Notes which might otherwise have the effect of releasing the Company, including but not limited to the following acts, failures or omissions:

     (a) any failure to present the Notes for payment or to demand payment thereof, or to give the Company notice of dishonor for nonpayment of the Notes when and as the same may become due and payable, or notice of any failure on the part of the Issuer to do any act or thing or to perform or keep any covenant or agreement by it to be done, kept or performed under the terms of the Notes or of the Note Agreements or the Preferred Stock Purchase Agreement;

     (b) the acceptance of any security or other guaranty, the advance of additional money to the Issuer, any renewal or extension of the obligation, or any part thereof, evidenced by the Notes, either indefinitely or for any period of time, or any amendments, consents, waivers or modifications of the Notes or of the Note Agreements or the Preferred Stock Purchase Agreement or of the obligations of the Issuer thereon, or in connection therewith, or any sale, release, substitution or exchange of any security for the Guaranteed Indebtedness; or

     (c) any action taken under the Note Agreements in the exercise of any right or power thereby conferred or any failure or omission on the part of the Purchasers or any other holder or holders of the Notes to first enforce any right or security given under the Note Agreements or any failure or omission on the part of the Purchasers or any holder or holders of the Notes to first enforce any right against the Issuer;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Section that the obligation of the Company shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the payment of the principal, interest and premium, if any, on the Notes and all other Guaranteed Indebtedness in accordance with the terms of the Note Agreements, and then only to the extent of such payments. Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold the Company liable hereunder, there shall be no obligation on the part of the Purchasers or any other holder or holders of the Notes to resort in any manner or form to payment from the Issuer or from any other Person, or their properties or estates. This Agreement constitutes a guarantee of payment and not a guarantee of collectibility. All rights of the holders of the Notes may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of any Note whether with or without the consent of or notice to the Company or the Issuer.

     2.2. Recovery of Guaranteed Indebtedness. In the event that any payment on account of the Guaranteed Indebtedness is ever recovered from the holder of any Note upon the insolvency, bankruptcy or reorganization of the Issuer, this Agreement shall apply to, guarantee and cover the amount so recovered all as though such payment had never been made whether or not this Agreement shall purport to be discontinued, terminated or released. If an Event of Default shall exist and the acceleration of the Notes shall at any time be prevented by reason of the pendency of a case or proceedings relating to the Issuer or the Plan under bankruptcy or insolvency law for purposes of this Agreement and the obligations of the Company hereunder, the Notes shall be deemed to have been accelerated with the same effect as if the Notes had been accelerated in accordance with the terms of the Note Agreements upon the request of the requisite percentage of the Notes required to accelerate the indebtedness evidenced by the Notes pursuant to (S)6.3 of the Note Agreements.

     2.3. Liability of Issuer. The Company acknowledges that each Purchaser has, at the request of the Company, limited its recourse and right of recovery as against the lssuer to certain specified assets and sources as set forth in
(S)9.10 and (S)9.11 of the Note Agreements. The Company acknowledges that such limitations shall not and are not intended to in any manner affect, limit or impair the liability of the Company for the Guaranteed Indebtedness under this Agreement and that such liability is and is intended to be for the full amount of the Guaranteed Indebtedness irrespective of, and without regard to, such limitations or of the value, worth or collectibility of the sources to which recovery is thereby limited and that such limitations shall in no manner affect, alter, impair or reduce the liability of the Company hereunder.

     2.4. Waiver. All diligence in collection or protection, and all presentment, demand, protest and/or notice, as to any and everyone, whether or not the Issuer or the Company, or others, of dishonor and of default and of non-payment and of the creation and existence of any and all of the Guaranteed Indebtedness and of any security and collateral therefor, and of the acceptance of this Agreement and indulgence hereunder, are hereby expressly waived; provided that nothing in this (S)2.4 shall waive any grace period or other notice requirement specifically set forth in this Agreement or the Note Agreements. The payment by the Company of any amount pursuant to this Agreement shall not in any way entitle the Company to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Guaranteed Indebtedness or any proceeds thereof or any security therefor unless and until the full amount owing to the holders of the Notes on the Guaranteed Indebtedness has been fully paid. No act of commission or omission of any kind or at any time upon the part of any holder of the Notes in respect to any matter whatsoever shall in any way affect or impair this Agreement.

     2.5. Notice of Transfer. Concurrently with the surrender of any Note in connection with the transfer of such Note, the holder of such Note shall notify the Company of such transfer. The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium if any, and interest on any Note shall be made to or upon the written order of such holder and the Company shall be entitled to presume conclusively that the original or any subsequent institutional holder who shall have requested that the provisions of (S)2.6 of the Note Agreements apply to its Notes remains the holder of such Notes until (a) the Company shall have received written notice of the transfer of such Notes signed by the transferor which shall set forth the name and address of the transferee, or (b) such Notes shall have been presented to the Issuer (with notice to the Company as herein provided) as evidence of the transfer pursuant to (S)9.1 of the Note Agreements.

SECTION THREE. REPRESENTATIONS AND WARRANTIES.

     The Company represents and warrants that all representations set forth in the form of Closing Certificate of the Company attached to the Note Agreements as Exhibit D are true and correct on the date hereof and will be true and correct on the Closing Date.

SECTION FOUR. OBLIGATION OF COMPANY TO PURCHASE NOTES.

     4.1. Put Event; Required Purchase. (a) In the event that a Class 1 Put Event Date shall occur, the Company will give a Company Notice regarding such fact on the Business Day next following such Class 1 Put Event Date to all holders of the Notes. Such Company Notice shall (i) describe the facts and circumstances of the Class 1 Put Event in reasonable detail, including without limitation the date of such Class 1 Put Event Date, (ii) describe the Indebtedness of the Company then outstanding, (iii) refer to this (S)4.1 and refer to the right of the holders of the Notes to require the Company to purchase their Notes on the terms and conditions provided for herein upon the occurrence of a Class 1 Put Event and refer to the right of the Required Holders to require the Company to purchase all outstanding Notes on the terms and conditions provided for herein upon the occurrence of a Class 1 Put Event, and
(iv) contain an offer by the Company to purchase all of the outstanding Notes of each holder thereof or all of the outstanding Notes, as the case may be, together with accrued interest to the date of purchase and a premium equal to the Make-Whole Premium Amount. Each holder of the Notes shall have the right to accept such offer and require purchase of all, but not less than all, of the Notes held by such holder by written notice (a "Single Holder's Notice") to the Company given within 180 days following receipt of such Company Notice. The Required Holders shall have the right to accept such offer and require purchase of all, but not less than all, of the outstanding Notes by written notice (a "Required Holders' Notice") to the Company given within 180 days following receipt of such Company Notice. On the date designated in such Single Holder's Notice or Required Holders' Notice (both of which shall be not later than 210 days after the date of such Class 1 Put Event Date), the Company shall purchase all Notes held by such holder, in the case of a Single Holder's Notice, or all outstanding Notes, in the case of a Required Holders' Notice, for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase and a premium equal to the Make-Whole Premium Amount. If the holder of any Note gives a Single Holder's Notice accepting any offer to purchase such holder's Notes pursuant hereto, or if the Required Holders give a Required Holders' Notice accepting any offer to purchase all of the outstanding Notes pursuant hereto, the Company shall, within 1 Business Day of receipt of such notice, give written notice thereof to all other holders of the Notes.

     (b) In the event that a Class 2 Put Event Date shall occur, the Company will give a Company Notice regarding such fact not more than 5 Business Days after such Class 2 Put Event Date to all holders of the Notes. Such Company Notice shall (i) describe the facts and circumstances of the Class 2 Put Event in reasonable detail, including without limitation the date of such Class 2 Put Event Date, (ii) describe the Indebtedness of the Company then outstanding,
(iii) refer to this (S)4.1 and the right of the Required Holders to require the Company to purchase all outstanding Notes on the terms and conditions provided for herein upon the occurrence of a Class 2 Put Event, and (iv) contain an offer by the Company to purchase all of the outstanding Notes together with accrued interest to the date of purchase and a premium equal to the Make-Whole Premium Amount. The Required Holders shall have the right to accept such offer and require purchase of all, but not less than all, of the outstanding Notes in full by Required Holders' Notice to the Company given within 180 days following receipt of such Company Notice. On the date designated in such Required Holders' Notice (which shall be not later than 210 days after the date of such Class 2 Put Event Date), the Company shall purchase all Notes for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase and a premium equal to the Make-Whole Premium Amount. If the Required Holders give a written notice accepting any offer to purchase all outstanding Notes pursuant hereto, the Company shall, within 1 Business Day of receipt of such notice, give written notice thereof to all other holders of the Notes.

     Notwithstanding anything in the foregoing to the contrary, if such Class 2 Put Event Date occurs as a result of an Event of Default under (S)6.1(m), (n) or
(o) of the Note Agreements with respect to the Company, then the Company shall purchase any Notes pursuant hereto for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase with, however, no Make-Whole Premium Amount being applicable thereto.

     (c) In the event the Company fails to give any Company Notice required in paragraph (a) or (b) above, each holder of Notes shall nonetheless have the right as and to the extent provided by the terms of (S)4.1(a) to require the Company to purchase such holder's Notes for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase and a premium equal to the Make-Whole Premium Amount and each holder of Notes shall nonetheless have the right as and to the extent provided by the terms of (S)4.1(a) or (S)4.1(b), as applicable, to participate as one of the Required Holders and to thereby require the Company to purchase all outstanding Notes for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase and, if applicable, a premium equal to the Make-Whole Premium Amount. Notice of any required purchase pursuant to this (S)4.1(c) shall be delivered by any holder of Notes which was entitled to but did not receive such Company Notice to the Company not more than 210 days after an investment officer of such holder has actual knowledge of such Class 1 Put Event or Class 2 Put Event, as the case may be. On the date (the "Delayed Purchase Date") designated in such holder's notice, the Company shall purchase all Notes held by such holder for a purchase price equal to the outstanding principal amount thereof together with accrued interest thereon to the date of purchase and, if applicable, a premium equal to the Make-Whole Premium Amount. If the holder of any Note gives any notice pursuant to this (S)4.1(c), the Company shall give a Company Notice within 1 Business Day of receipt of such notice and identify the Delayed Purchase Date to all holders of the Notes and each of such holders shall then and thereupon have the rights with respect to the purchase of its Notes as set forth in (S)4.1(a) or (S)4.1(b), as the case may be; provided only that any date for purchase of such holder's Notes shall be not earlier than the Delayed Purchase Date, if such holder otherwise has a right to require purchase of its Notes by the terms of (S)4.1(a) or (S)4.1(b), as applicable.

     4.2. Continuing Obligation. The obligation of the Company to give the notices specified in (S)4.1 shall remain in effect so long as any Notes remain outstanding. If a Class 1 Put Event Date or a Class 2 Put Event Date shall have occurred and subsequent to such Class 1 Put Event Date or Class 2 Put Event Date, the Event of Default giving rise to such Class 1 Put Event or such Class 2 Put Event shall have been waived or cured and thereafter a Class 1 Put Event or a Class 2 Put Event shall occur, then a new Class 1 Put Event Date or Class 2 Put Event Date, as the case may be, shall occur under this Agreement.

SECTION FIVE. EXCHANGE OF NOTES.

     The Company covenants and agrees that in the event for any reason whatsoever the Issuer (acting at the direction of the Company) elects to effectuate an exchange of Taxable Notes for the Notes of the Issuer pursuant to
(S)2.3 of the Note Agreements, the Company shall, at its sole expense, deliver such Taxable Notes to such holder and otherwise satisfy the terms and conditions of (S)2.3(b) of the Note Agreements in connection therewith or, if it is unable to so satisfy the requirements of said (S)2.3(b), then and in such event, the Company shall cause the Issuer to prepay the Notes, together with interest accrued thereon to the date of prepayment and the Make-Whole Premium Amount upon the terms and conditions set forth in said (S)2.3(b).

SECTION SIX. COMPANY COVENANTS.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     6.1. Corporate Existence, etc. The Company will preserve and keep in force and effect, and will cause each Restricted Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, provided that the foregoing shall not prevent any transaction permitted by (S)6.11 or the organization, maintenance and dissolution from time to time of Subsidiaries of the Company or any Subsidiary so long as at the time of such organization, maintenance or dissolution and after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Company would be permitted to incur at least $1.00 of additional Funded Debt under (S)6.7(a)(3).

     6.2. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     6.3. Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Restricted Subsidiary; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which would materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any material lien or charge upon any property of the Company or any Subsidiary.

     6.4. Maintenance, etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions thereto.

     6.5. Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement.

     6.6. Consolidated Tangible Net Worth. The Company will have as of the end of each fiscal quarter Consolidated Tangible Net Worth in an amount not less than $375,000,000.

     6.7. Limitations on Funded Debt.

     (a) The Company will not and will not permit any Restricted Subsidiary to create, assume or incur or in any manner be or become liable in respect of any Funded Debt, except:

     (1)  the Notes;

     (2) Funded Debt of the Company outstanding as of the Closing Date and described on Exhibit A attached hereto;

     (3) Funded Debt of the Company and its Restricted Subsidiaries, provided that at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof (i) Consolidated Funded Debt shall not exceed 50% of Consolidated Net Tangible Assets and (ii) in the case of Funded Debt of any Restricted Subsidiary, the sum of (A) Attributable Debt of the Company and its Restricted Subsidiaries, plus (B) Secured Debt (other than Secured Debt resulting from liens permitted under (S)6.8(a), (f) and (g)), plus (C) Funded Debt of Restricted Subsidiaries, shall not exceed 15% of Consolidated Net Tangible Assets; and

     (4) Funded Debt issued or incurred for the purpose of extending, renewing or refunding Funded Debt, provided that the principal amount of Funded Debt extended, renewed or refinanced shall not exceed the outstanding principal amount of such Funded Debt at such time.

     (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this (S)6.T be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

     6.8. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

     (a) liens for taxes and assessments or governmental charges or levies and liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by (S)6.3;

     (b) liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

     (c) liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

     (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

     (e) mortgages, liens or security interests securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

     (f) mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) existing as of the Closing Date, securing Funded Debt of the Company outstanding on the Closing Date and described on Exhibit A attached hereto;

     (g) mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets (whether by merger or consolidation or purchase of stock or assets), whether or not such existing liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, provided that (i) the lien or charge shall attach solely to the property acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Indebtedness shall have been incurred within the applicable limitations provided in (S)6.7;

     (h)  liens, not otherwise permitted by the preceding clauses (a) through
  (g), inclusive, securing Indebtedness of the Company or any Restricted Subsidiary, provided that the sum of (i) Attributable Debt of the Company and its Restricted Subsidiaries, plus (ii) Secured Debt (other than Secured Debt resulting from liens permitted under clauses (a), (f) and (g) above), plus
  (iii) Funded Debt of Restricted Subsidiaries existing at the time such lien attaches, does not exceed 15% of Consolidated Net Tangible Assets; and

     (i) mortgages, liens, security interests or other encumbrances arising out of the extension, renewal or refunding of Funded Debt secured as permitted by any of the foregoing clauses of this (S)6.8, provided that such Funded Debt meets the requirements of (S)6.7(a)(4) and is not secured by assets of greater value than the assets that secured such extended, renewed or refunded debt of the Company or any Restricted Subsidiary.

     In case any property is subjected to a lien in violation of this (S)6.8, the Company will make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured thereby, and in any case, the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable lien on such property securing the Notes. Such violation of this
(S)6.8 shall constitute an Event of Default hereunder, whether or not any such provision is made pursuant to this (S)6.8.

     6.9. Dividends, Stock Purchases. The Company will not except as hereinafter provided:

     (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company);

     (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock;

     (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock;

     (d)  make any investment in or advance to any Unrestricted Subsidiary; or

     (e)  make any Restricted Investments;

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, investments, advances, Restricted Investments and all such other distributions being herein collectively called "Restricted Payments") unless at the time of such Restricted Payment and after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of (S)6.7(a)(3) and
(iii) the aggregate amount of Restricted Payments made during the period from and after December 31, 1989 to and including the date of the making of the Restricted Payment in question would not exceed the sum of (A) $30,000,000 plus
(B) 80% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit) plus (C) the net cash proceeds received by the Company and its Restricted Subsidiaries from the issuance or sale on or after December 31, 1989 (other than to the Company or a Restricted Subsidiary) of any capital stock of the Company and of any convertible indebtedness which has been converted into capital stock (other than an amount up to $70,000,000 which the Company is scheduled to receive from Inland Steel Industries, Inc. as a capital contribution) plus (D) any net return of capital from investments in or advances to Unrestricted Subsidiaries or Restricted Investments.

     The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

     For the purposes of this (S)6.9 the amount of any Restricted Payment declared, paid or distributed in property of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of

Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

     6.10. Limitation on Sale and Leasebacks. The Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any Person (not including the Company or any Restricted Subsidiary) or to which any such Person is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any asset which has been or is to be sold or transferred more than 180 days after the acquisition of or the completion of construction and commencement of full operation thereof, by the Company or any Restricted Subsidiary to such Person (herein referred to as a "sale and leaseback transaction") unless either:

     (a) the Attributable Debt with respect to such sale and leaseback transaction plus the sum (without duplication) of (i) Attributable Debt existing at the time of such transaction, plus (ii) Secured Debt (other than Secured Debt resulting from liens permitted under (S)6.8(a), (f) and (g)), plus (iii) Funded Debt of any Restricted Subsidiary then outstanding does not exceed 15% of Consolidated Net Tangible Assets, or

     (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value and the proceeds are applied within 360 days of receipt thereof to the purchase or acquisition (or, in the case of real property, the construction) of assets to be used in the business of the Company and its Restricted Subsidiaries or to the retirement of Funded Debt of the Company and its Restricted Subsidiaries.

     6.11. Mergers, Consolidations and Sales of Assets.

     (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or
(ii) (except in the ordinary course of business) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this (S)6.11) of the assets of the Company and its Restricted Subsidiaries, provided, however, that:

     (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Restricted Subsidiary or sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or another Restricted Subsidiary so long as (i) in any merger or consolidation or sale of assets involving the Company, the Company shall be the surviving or continuing corporation or the purchaser of such assets and (ii) at the time of such consolidation or merger or sale of assets and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

     (2) the Company may consolidate or merge with any other corporation or sell, lease or otherwise dispose of all or any substantial part of its assets to any other corporation if (i) such surviving or acquiring entity (if not the Company) is a U.S. corporation, (ii) such surviving or acquiring entity (if not the Company) expressly assumes all obligations of the Company under this Agreement by written instrument reasonably satisfactory in form and substance to the holders of 66-2/3% of the outstanding principal amount of the Notes,
  (iii) at the time of such consolidation or merger or sale of assets and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iv) after giving effect to such consolidation or merger or sale of assets the Company would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of (S)6.7(a)(3).

     (b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this (S)6.11, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

     (c) The Company will not sell, transfer or otherwise dispose of any shares of stock in any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

     (1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

     (2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of such stock and Indebtedness is no longer in the best interests of the Company;

     (3) such stock and Indebtedness is sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

     (4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

     (5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

     (d) As used in this (S)6.11, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the immediately preceding four fiscal quarters of the Company exceeds 10% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries determined as of the end of the immediately preceding fiscal quarter of the Company; provided, however, that any such sale, lease or other disposition of assets shall not be included in the computation of a substantial part of such assets if the proceeds from such sale, lease or other disposition of assets shall be applied within 180 days of the receipt thereof
(i) to acquire assets for use in the business of the Company or its Restricted Subsidiaries, or (ii) to reduce Funded Debt of the Company or its Restricted Subsidiaries.

     (e) Nothing in this (S)6.11 shall prohibit or otherwise restrict the Company from making any Restricted Payment otherwise permitted under (S)6.9.

     6.12. Repurchase of Notes. Except as provided in (S)2.3 of the Note Agreements or (S)5 hereof, neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

     6.13. Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

     6.14. Termination of Pension Plans. The Company will not and will not permit any Subsidiary or Affiliate to permit any employee benefit plan maintained by it to be terminated in a manner which could result in the imposition of a lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA in an aggregate amount exceeding one percent of Consolidated Tangible Net Worth.

     6.15. ERISA Covenants.

     (a) Maintenance of Plan and Compliance. The Company will at all times (i) cause the Plan to remain qualified under Section 401(a) of the Code, (ii) cause the Issuer to remain exempt from Federal taxes under Section 501(a) of the Code and (iii) maintain the status of the Plan as a qualified employee stock ownership plan which complies with the requirements of Section 4975(e)(7) of the Code and the rules and regulations promulgated thereunder. At all times the Company will, and will cause the Issuer and the Plan to, comply in all material respects with all requirements of the Code, ERISA and any other law, rule or regulation applicable to the Issuer or the Plan. In addition, the Company will comply with any conditions imposed by the Internal Revenue Service to obtain a favorable determination letter regarding the Plan and the Trust Agreement, including any changes in the Plan or the Trust Agreement that may be required for the issuance of such determination letter; provided, however, that the Company may contest any such conditions which it believes are unreasonable and upon the conclusion of such contest need only comply with such conditions to the extent upheld in such contest so long as (i) such contest is conducted in good faith by appropriate actions or proceedings and (ii) the Company shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

     (b) Amendments of the Plan. The Company will not agree to any amendment of the Plan or the Trust Agreement which could materially and adversely affect the rights of the holders of the Notes hereunder or under the Note Agreements or the Notes.

     (c) Determination Letters. The Company will, within the remedial amendment period provided for in Section 401(b) of the Code or, if earlier, within 90 days after the Internal Revenue Service issues procedures for obtaining favorable determination letters for employee stock ownership plans with respect to the provisions of the Tax Reform Act of 1986 and other applicable laws, apply for and use all reasonable efforts to obtain a determination letter from the Internal Revenue Service to the effect that the Plan and the Issuer meet the requirements for qualification under Sections 401(a) and 4975(e)(7) of the Code and that the Issuer meets the requirements for tax exemption under Section 501(a) of the Code.

     6.16. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted principles of accounting consistently maintained (except for changes disclosed in the financial statements furnished to you pursuant to this (S)6.16 and concurred in by the independent public accountants referred to in (S)6.16(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other institutional holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

     (a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, duplicate copies of:

          (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarter setting forth in comparative form the consolidated figures for the end of the preceding fiscal year,

          (2) consolidated and consolidating statements of income and retained earnings of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

          (3) consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct, by a Responsible Financial Officer (in the event that the Company has no Restricted Subsidiary which is a Significant Subsidiary, the consolidating financial statements described in subparagraphs (1), (2) and (3) above shall not be required);

     (b) Annual Statements. As soon as available and in any event within 100 days after the close of each fiscal year of the Company, duplicate copies of:

          (1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

          (2) consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

  in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Company and its Restricted Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly includes such tests of the accounting records and such other auditing procedures as were considered necessary to provide a reasonable basis for the opinion expressed in the report (in the event that the Company has no Restricted Subsidiary which is a Significant Subsidiary, the consolidating financial statements described in subparagraphs (1) and (2) above shall not be required);

     (c) Form 5500. Not more than 15 days after the filing thereof, a copy of the annual Federal return/report (Form 5500) for the Plan and any other annual financial statements prepared for the Issuer;

     (d) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary; provided, however, that such special or interim audit shall not be required if it occurs as the result of the sale or purchase of assets the aggregate purchase amount of which shall be less than 10% of the Company's total sales for the immediately preceding fiscal year;

     (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement, if any, required by any securities exchange, the Securities and Exchange Commission or other governmental agency to be sent by the Company to stockholders generally and of any regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

     (f) Requested Information. With reasonable promptness, such other data and information as you or any such institutional holder may reasonably request;

     (g) Officer's Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of a Responsible Financial Officer stating that such officer has reviewed the provisions of this Agreement and setting forth:
  (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of
  (S)6.6 through (S)6.11, inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

     (h) Accountants' Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

     (i) Trust Agreement, Plan. Not more than 125 days after the close of each fiscal year of the Company, a copy of any amendment or modification to the Trust Agreement or the Plan made during such fiscal year; and

     (j) Copies of Determination Letters. As soon as available and in any event within twenty days after receipt thereof, a copy of (i) the determination letter received from the Internal Revenue Service in accordance with the requirements of (S)6.15(c) and (ii) each other determination letter received from the Internal Revenue Service with respect to the Plan or the Issuer.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes (or such Persons as either you or such holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or any such holder may incur in connection with any such visitation or inspection unless a Default or Event of Default shall have occurred and be continuing.

     6.17. Tax Exempt Status of Plan and Trust. The Company will at all times cause the Plan and the Trust to maintain their status as tax exempt entities under Section 501(a) of the Code.

     6.18. Contributions to the Issuer. The Company covenants that it will make contributions to the Issuer in amounts sufficient, together with other funds available to the Issuer, to enable the Issuer to make payments of principal, premium, if any, and interest on the Notes when due.

     6.19. Indemnity. The Company agrees to indemnify and hold harmless the holders of the Notes and their respective successors, assigns, agents, officers, directors and employees (hereinafter collectively referred to as the "indemnified parties") against any loss, liability, claim, damage or expense (including, but not limited to, the reasonable cost of investigating and defending against any such claim and reasonable counsel fees in connection therewith) to which any indemnified party may become subject (including for this purpose any subpoena duces tecum, subpoena for deposition or other similar writ served upon any indemnified party in connection with any action brought by shareholders of the Company or prospective Plan participants and involving the Company or such indemnified party) (i) under any statute, rule or regulation (including without limitation the Federal or state securities laws) or under the common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the creation of the Issuer or the Plan by Inland or the purposes for which the Plan or the Issuer were established by Inland or the Series E ESOP Stock was sold to the Issuer by Inland, or (ii) in the event that the holder of a Note reasonably determines that an exchange of Taxable Notes for the Notes pursuant to (S)2.3(a) of the Note Agreement and (S)5 of this Agreement results in a taxable exchange for Federal income tax purposes to the holder of such Notes; provided, however, that no indemnified party shall be entitled to indemnification under this
(S)6.19 for any loss, liability, claim, damage or expense arising out of the gross negligence or wilful misconduct of such indemnified party. The indemnity provided to the holder of a Note by the Company under (S)6.19(ii) above shall equal the sum of (a) an amount representing the time value of money (on a present value basis) related to such holder's payment of federal income tax on any gain recognized by such holder on the exchange of Taxable Notes for the Notes for the period commencing on the date such holder shall have paid such tax and ending on the date such tax would have otherwise been payable on the final maturity of the Notes (using a factor of 10.10% per annum in the case of Taxable Notes to be exchanged for Series A Notes, 10.71% per annum in the case of Taxable Notes to be exchanged for Series B Notes and 11.17% per annum in the case of Taxable Notes to be exchanged for Series C Notes) plus (b) an amount representing the time value of money for the period commencing ten days after the holder shall have given notice to the Company of its intention to pay, but in no event earlier than the date the holder shall have paid, such tax referred to in (a) above and ending on the date payment hereunder is received by such holder (using a factor of 10.10% per annum in the case of Taxable Notes to be exchanged for Series A Notes, 10.71%, per annum in the case of Taxable Notes to be exchanged for Series B Notes and 11.17% per annum in the case of Taxable Notes to be exchanged for Series C Notes).


SECTION SEVEN. INTERPRETATION OF AGREEMENT; DEFINITIONS.

     7.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (other than a Restricted Subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Affiliated Group" shall mean the corporations, trades or businesses which are, along with the Company, members of the same control group of trades or businesses, as described in (S)414(b) and (S)414(c), respectively, of the Code, or (S)4001 of ERISA.

     "Attributable Debt" shall mean, in connection with any sale and leaseback transaction occurring subsequent to the date hereof, the lesser of (i) the present value, discounted according to generally accepted accounting principles at the debt rate implicit in the related lease, of the obligation of a lessee for rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended), and (ii) the fair market value of the assets subject to such sale and leaseback transaction.

     "Board of Directors" means either the Board of Directors of the Company or any committee of such Board duly authorized to act on its behalf.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which Federally chartered banks are required by law to close.

     "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

     "Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company or any Restricted Subsidiary is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Restricted Subsidiaries.

     "Class 1 Put Event" shall be deemed to occur in the event that an Event of Default shall have occurred or be continuing under any of (S)6.1(a) through (e), inclusive, of the Note Agreements.

     "Class 1 Put Event Date" shall mean the first date upon which a Class 1 Put Event shall have occurred.

     "Class 2 Put Event" shall be deemed to occur when an Event of Default shall have occurred or be continuing under any of (S)6.1(f) through (o), inclusive, of the Note Agreements.

     "Class 2 Put Event Date" shall mean the first date upon which a Class 2 Put Event shall have occurred.

     "Closing Date" shall have the meaning ascribed thereto in (S)1.2 of the Note Agreements.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the Preamble.

     "Company Notice" shall mean any written notice from the Company to the holders of the Notes notifying such holders of the occurrence of a Class 1 Put Event or a Class 2 Put Event, as the case may be, and the right of such holders to require the Company to purchase the Notes of such holder, in any case pursuant to (S)4.1(a) or (b).

     "Consolidated Current Liabilities" shall mean such liabilities of the Company and its Restricted Subsidiaries on a consolidated basis as shall be determined in accordance with generally accepted accounting principles to constitute current liabilities.

     "Consolidated Net Tangible Assets" shall mean as of the date of any determination thereof the total amount of all assets (stating inventories at current values) of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting (i) all items which in accordance with generally accepted accounting principles would be included on the liability side of a consolidated balance sheet, except capital stock (less treasury stock), surplus and retained earnings, deferred taxes, deferred employee compensation and benefits, Minority Interests and Funded Debt, (ii) any write-up of fixed assets after the date hereof, (iii) Restricted Investments (valued at the book value thereof), and
(iv) all Intangible Assets.

     "Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, the aggregate amount of the capital stock (less treasury stock), surplus and retained earnings of the Company and its Restricted Subsidiaries after deducting Minority Interests to the extent included in the capital stock accounts of the Company less all Intangible Assets, all as determined on a consolidated basis by the Company and its Restricted Subsidiaries.

     "Current Debt" shall mean, as of the date of any determination thereof, (i) all Indebtedness for money borrowed other than Funded Debt and (ii) Guaranties of Current Debt of others.

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in (S)6.1 of the Note Agreements.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, including all regulations from time to time promulgated thereunder.

     "Event of Default" shall have the meaning ascribed thereto in (S)6.1 of the Note Agreements.

     "Funded Debt" of any Person shall mean (i) all Indebtedness for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not included in Consolidated Current Liabilities, (ii) all Capitalized Rentals, and (iii) all Guaranties of Funded Debt of others. "Consolidated" when used as a prefix to any Funded Debt shall mean the aggregate amount of all such Funded Debt of the Company and its Restricted Subsidiaries on a consolidated basis eliminating intercompany items.

     "Guaranteed Indebtedness" shall have the meaning set forth in (S)1.1.

     "Guaranties" by any Person shall mean any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guaranties shall not include endorsements for collection or deposit in the ordinary course of business. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been Guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend. The term "Guaranty" when used as a verb shall have a corresponding meaning.

     "Indebtedness" of any Person shall mean at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person for Capitalized Rentals under Capitalized Leases, (v) all Indebtedness of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (vi) all contingent or non-contingent obligations of such Person to make loans or advances to any other Person or to reimburse any other Person in respect of amounts paid or to be paid under a letter of credit or similar instrument in connection with Indebtedness described in clauses (i) through (v) above, and (vii) all Indebtedness of others Guaranteed by such Person.

     "Intangible Assets" shall mean as of the date of any determination thereof, the total amount of all of the following assets of the Company and its Restricted Subsidiaries: good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

     "Issuer" shall have the meaning set forth in Recital A.

     "Make-Whole Premium Amount" shall have the meaning set forth in (S)8.1 of the Note Agreements.

     "Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Notes" shall have the meaning set forth in Recital B.

     "Note Agreements" shall have the meaning set forth in Recital B.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" shall have the meaning set forth in Recital A.

     "Preferred Stock Purchase Agreement" shall have the meaning set forth in Recital B.

     "Purchasers" shall have the meaning set forth in Recital B.

     "Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Required Holders" shall mean the holders of 25% of the aggregate outstanding principal amount of the Notes.

     "Responsible Financial Officer" shall mean the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company or if the Company does not have any such officer, then any officer possessing substantially similar authority to any of the foregoing.

     "Restricted Investments" shall mean all investments, made in cash or by delivery of property, by the Company and its Restricted Subsidiaries in any Person, whether by acquisition of stock, Indebtedness or other obligation or Securities or by loan, advance, or capital contribution or otherwise or upon the designation after the date hereof of any Subsidiary as an Unrestricted Subsidiary, all investments in such Subsidiary, except for the following:

     (a) investments, loans and advances by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Restricted Subsidiary;

     (b) investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded one of the two highest rating classifications by Standard & Poor's Corporation, Moody's Investors
  Service, Inc. or other nationally recognized credit rating agency of similar standing;

     (c) investments in direct obligations of, or guaranteed by, the United States of America, or any agency thereof, maturing in three years or less from the date of acquisition thereof;

     (d) investments in certificates of deposit or bankers' acceptances maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, Canada, England, France, Germany, Switzerland or Japan, having capital, surplus and undivided profits aggregating at least $100,000,000;

     (e) loans or advances in the usual and ordinary course of business incidental to carrying on the business of the Company or any Restricted Subsidiary;

     (f) investments in property to be used in the ordinary course of business of the Company and its Restricted Subsidiaries;

     (g) investments in or advances to Inland Steel Industries, Inc., provided that the aggregate amount of such investments and advances shall not exceed an amount equal to 15% of Consolidated Net Tangible Assets;

     (h) investments in municipal securities, maturing in three years or less from the date of acquisition thereof, which are accorded one of the two highest rating classifications by Standard & Poor's Corporation, Moody's Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

     (i) investments in money market preferred stock of any corporation organized under the laws of any state of the United States which, at the time of acquisition by the Company or any Restricted Subsidiary, is rated not lower than "A-2" by Moody's Investors Services, Inc., "A" by Standard & Poor's Corporation or an equivalent rating by any other nationally recognized credit rating agency of similar standing and which mature, or at the option of the holder can be put, within twelve months or less from the date of acquisition thereof;

     (j) investments in money market funds which mature within 12 months or less from the date of acquisition and are administered by reputable broker-dealers of national reputation having capital, surplus and undivided profits aggregating at least $250,000,000; provided, however, that the Company and its Restricted Subsidiaries may have investments in the Dreyfus Cash Management Fund, Fidelity Institutional Cash Money Market Fund, Fidelity Institutional Cash Tax-Exempt Fund, Goldman, Sachs/ILA Government Fund, Merrill Lynch Institutuional Fund or the Pierpont Money Market Fund irrespective of whether such funds meet the foregoing requirements;

     (k) investments not otherwise permitted hereunder existing as of the date hereof; and

     (l) other investments, loans and advances (in addition to those permitted by the foregoing clauses (a) through (k), inclusive, of this definition), provided that the aggregate amount of all such other investments, loans and advances at any time owned by the Company and its Restricted Subsidiaries shall not exceed $10,000,000.

     In valuing any investments, loans and advances for the purpose of applying the limitations set forth in this definition, such investments, loans and advances shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

     For purposes of this definition, at any time when a corporation becomes a Restricted Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

     "Restricted Subsidiary" shall mean any Subsidiary which is not an Unrestricted Subsidiary.

     "Sale and leaseback transaction" shall have the meaning specified in
(S)6.10.

     "Secured Debt" shall mean all Indebtedness for borrowed money which is secured by a lien or other interest on any of the property or assets of the Company or its Restricted Subsidiaries but shall in no event include Capitalized Leases, pollution control bond financings, or industrial revenue bond financings.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Series E ESOP Stock" shall have the meaning set forth in Recital B.

     "Significant Subsidiary" shall have the meaning ascribed to such term as set forth in Rule 405 of Regulation C of the Securities Act of 1933.

     "Subsidiary" of any Person shall mean any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "Trust Agreement" shall mean the Inland Steel Industries Thrift Plan ESOP Trust Agreement dated as of July 7, 1989, between Inland Steel Industries, Inc. and the Trustee, as trustee.

     "Trustee" shall mean Harris Trust and Savings Bank, an Illinois banking corporation, as trustee of the trust created pursuant to the Trust Agreement, and any successor trustee under the Trust Agreement.

     "Unrestricted Subsidiary" shall mean any Subsidiary which is designated by the Board of Directors of the Company, by notice in writing to the holders of the Notes, to be an Unrestricted Subsidiary, provided, that (a) at the time of such designation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (b) at the time of such designation the Subsidiary so designated does not own, either directly or indirectly, any Funded Debt or capital stock of any Restricted Subsidiary and (c) immediately after such designation the Company could incur at least $1.00 of additional Funded Debt under the provisions of (S)6.7(a)(3) hereof.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     7.2. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

     7.3. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles as in effect on the date of such determination, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION EIGHT. MISCELLANEOUS.

     8.1. Governing Law. This Agreement shall be governed by and construed in accordance with Illinois law and Federal law to the extent applicable.

     8.2. Notices. All notices and communications under this Agreement shall be given in writing delivered personally or sent by nationally recognized overnight courier (with charges prepaid), addressed as follows:

                      If to any Purchaser      To its address for notices as
                 or any other Note holder:     provided in the Note Agreements

                        If to the Company:     Joseph T. Ryerson & Son, Inc.
                                               30 West Monroe Street
                                               Chicago, IL 60603
                                               Attention: Treasurer

                           with a copy to:     Harris Trust and Savings Bank
                                               111 West Monroe Street
                                               Chicago, Illinois 60603
                                               Attention: Susan B. Resko

or to such other address as any such person may designate to the other Persons named above by notice given in accordance with this Section.

     8.3. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Purchasers and to the benefit of the Purchasers' successors and assigns, including each successive holder or holders of any Guaranteed Indebtedness. The guaranty hereunder of the indemnifications provided in (S)1.4 and (S)1.5 of the Note Agreements which constitute a part of the Guaranteed Indebtedness shall survive the payment of the Notes and the termination of this Agreement and the Note Agreements and shall not terminate with respect to any period until the collection of Federal income tax for such period is barred by the statute of limitations (after taking into account all extensions and suspensions thereof) applicable to the holder of the Notes seeking indemnification.

     8.4. Survival of Covenants and Representations; Survival of Indemnification. All covenants, representations and warranties made by the Company herein and all representations and warranties made by the Company in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall be made as of the respective dates on which the same are given but shall survive the closing and the delivery of this Agreement to the extent that any such representation or warranty is untrue in any material respect as of the date given or made. The indemnifications provided in (S)6.19 hereof are made as of their respective dates but shall survive the payment of the Notes, the exchange of Taxable Notes for any Note and the termination of this Agreement and shall not terminate with respect to any period until the collection of Federal income tax for such period is barred by the statute of limitations (after taking into account all extensions and suspensions thereof) applicable to the holder of the Notes or Taxable Notes seeking indemnification.

     8.5. Severability. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion hereof, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

     8.6. (a) Amendments and Modifications. This Agreement may only be amended and/or modified by an instrument in writing signed by the Company and by the holder or holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding; provided that without the written consent of the holders of all the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will reduce the scope of the guaranty set forth in this Agreement or amend the requirements of (S)1.1, (S)2, (S)4 (or the related definitions contained in (S)7.1), (S)5 or (S)6.13 hereof or amend this
(S)8.6. No such amendment or modification shall extend to or affect any obligation not expressly amended or modified or impair any right consequent thereon.

     (b) Solicitation of Noteholders. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement, the Note Agreements or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same for a period of not less than 10 Business Days and shall be supplied by the Company with a brief statement regarding the reasons for any such proposed waiver or amendment, a copy of the proposed waiver or amendment and such other information regarding such amendment or waiver as any holder of the Notes shall reasonably request to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or amendment effected pursuant to the provisions of this (S)8.6 shall be delivered by the Company to each holder of outstanding Notes within 30 days following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement, the Note Agreements, or the Notes, unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all of the Notes then outstanding.

     8.7. Reproduction of Documents. This Agreement, the Note Agreements and all documents relating hereto, including without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Purchasers at the closing of the purchase of the Notes (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchasers, may be reproduced by the Purchasers by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and the Purchasers may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchasers in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     8.8. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the Note Agreements and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs, charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, the expenses (including any charges and disbursements of your special counsel) of any exchange of Notes for Taxable Notes under (S)5 hereof and (S)2.3 of the Note Agreements and so long as you hold any of the Notes, all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof or the Note Agreements, including without limitation any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Issuer of its obligations under the Note Agreements and the Notes or the performance by the Company of its obligations under this Agreement. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of the Note Agreements or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by the Note Agreements. The Company agrees to pay the cost of obtaining a private placement number for the Notes and authorizes the submission of this Agreement and the Note Agreements to Standard & Poor's for the purpose of obtaining such number.

     8.9. Confidentiality. Each holder of a Note agrees to keep confidential any information delivered by the Company pursuant to this Agreement and any information obtained by any holder based upon a review of the books and records of the Company or any Subsidiary of the Company; provided, however, that nothing in this (S)8.9 shall prevent any holder of a Note from disclosing such information (i) to any other holder of Notes, (ii) to a prospective transferee, broker or transfer agent in connection with any contemplated transfer of any of the Notes by a holder which is permitted by (S)9.1 of the Note Agreements, (iii) to its employees, agents, attorneys and accountants, (iv) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such holder or to the National Association of Insurance Commissioners or similar organizations or their successors, (v) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (vi) as has become generally available to the public other than as a result of the violation of this (S)8.9,
(vii) to any holder of any security or securities having a value in excess of $5,000,000 issued by the holder of a Note or to any rating agency which rates such security or investments of such holder, or (viii) to the extent such holder believes it necessary in order to protect its investment in the Notes or to the extent it believes it appropriate in order to comply with any law, order, regulation or ruling applicable to it.

     8.10. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     8.11. Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one Agreement.

    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the day and year first above written.

                                 JOSEPH T. RYERSON & SON, INC.

                                 By /s/ J. E. Littus
                                    ------------------------------------
                                    Its
                                        --------------------------------

Accepted as of August 15, 1990.

                                 AETNA LIFE INSURANCE COMPANY

                                 By /s/ E. L. Small
                                    ------------------------------------
                                   Its  Senior Investment Officer
                                        --------------------------------


                                 ALLSTATE LIFE INSURANCE COMPANY

                                 By
                                    ------------------------------------

                                 By /s/ Gay W. Frielley
                                    ------------------------------------
                                    Its Authorized Signatory
                                        --------------------------------


                                 MASSACHUSETTS MUTUAL LIFE
                                   INSURANCE COMPANY

                                 By /s/ Bruce E. Gaudette
                                    ------------------------------------
                                   Its  Vice President
                                        --------------------------------


                                 PRINCIPAL MUTUAL LIFE INSURANCE
                                   COMPANY

                                 By /s/ Jon C. Heiny
                                    ------------------------------------
                                   Its  Assistant Counsel
                                        --------------------------------


                                 By /s/ Donald D. Brattebo
                                    ------------------------------------
                                   Its  Director - Securities Investment
                                        --------------------------------

                                 PRINCIPAL NATIONAL LIFE INSURANCE
                                   COMPANY


                                 By /s/ Jon C. Heiny
                                    ------------------------------------
                                    Its Assistant Counsel
                                        --------------------------------


                                 By /s/ Donald D. Brattebo
                                    ------------------------------------
                                    Its Director - Securities Investment
                                        --------------------------------


                                 N.B.D. BANK, N.A.


                                 By /s/ J. Wells
                                    ------------------------------------
                                    Its First Vice President
                                        --------------------------------


                                 THE GREAT-WEST LIFE & ANNUITY
                                   INSURANCE COMPANY


                                 By /s/ A. R. Purchase
                                    ------------------------------------

                                    Its Vice President, Public Bonds
                                        --------------------------------

                                 By /s/ T. L. Maltarich
                                    ------------------------------------

                                    Its Manager, Public Bonds
                                        --------------------------------


                                 AMERICAN UNITED LIFE INSURANCE
                                   COMPANY


                                 By /s/ G. David Sapp
                                    ------------------------------------
                                    Its Vice President Securities
                                        --------------------------------


                                 THE NORTHERN TRUST COMPANY


                                 By /s/ A. R. Bundrage
                                    ------------------------------------

                                    Its Second Vice President
                                        --------------------------------

                            MANUFACTURERS NATIONAL BANK OF
                              DETROIT


                            By /s/ Timothy V. Talbert
                               ----------------------------------------------
                                Its Vice President and Senior Account Officer
                                    -----------------------------------------


                            PAN-AMERICAN LIFE INSURANCE
                              COMPANY


                            By /s/ Luis Ingles, Jr., C.F.A.
                               ----------------------------------------------
                               Its Vice President, Securities
                                   ------------------------------------------


                            SAFECO LIFE INSURANCE COMPANY


                            By /s/ Ronald Spaulding
                               ----------------------------------------------
                               Its Vice President
                                   ------------------------------------------


                            TRUST COMPANY BANK


                            By /s/ Jane Thomson
                               ----------------------------------------------
                               Its Assistant Vice President
                                   ------------------------------------------


                            THE FRANKLIN LIFE INSURANCE
                              COMPANY


                            By /s/ Robert G. Spencer
                               ----------------------------------------------
                               Its Vice President & Treasurer
                                   ------------------------------------------


                            By /s/ Elizabeth E. Arthur
                               ----------------------------------------------
                               Its Assistant Secretary
                                   ------------------------------------------


                            BERKSHIRE LIFE INSURANCE COMPANY


                            By /s/ David F. O'Clair
                               ----------------------------------------------
                               Its Vice President - Securities
                                   ------------------------------------------

                                  SCHEDULE I


Aetna Life Insurance Company
Hartford, Connecticut 06156

Allstate Life Insurance Company
Northbrook, Illinois 60062

Massachusetts Mutual Life
 Insurance Company
Springfield, Massachusetts 01111

Principal Mutual Life
 Insurance Company
Des Moines, Iowa 50392

Principal National Life
 Insurance Company
Des Moines, Iowa 50392

NBD Bank, N.A.
Detroit, Michigan 48226

Great-West Life & Annuity
 Insurance Company
Englewood, Colorado 80111

American United Life Insurance Company
Indianapolis, Indiana 46204

The Northern Trust Company
Chicago, Illinois 60675

Manufacturers National Bank of Detroit
Detroit, Michigan 48243

Pan-American Life Insurance Company
New Orleans, Louisiana 70130

Safeco Life Insurance Company
Seattle, Washington 98185

Trust Company Bank
Atlanta, Georgia 30302

The Franklin Life Insurance Company
Springfield, Illinois 62713

Berkshire Life Insurance Company
Pittsfield, Massachusetts 01201

                         Joseph T. Ryerson & Son. Inc.
                         ----------------------------

                                  Funded Debt
                                  -----------
                           as of September 20, 1990
                           ------------------------


Long-term Debt as of Sept. 20, 1990    $  5,006,467

Plus: Amount due within one year          1,977,215
                                        -----------

Total Long-term Debt (Note 1)                             $  6,983,682

Guaranties of Funded Debt                                  146.913.151
                                                           -----------

  Total Funded Debt                                       $153.896.833
                                                           ===========



                                  EXHIBIT A
                            (to Guaranty Agreement)

                         Joseph T. Ryerson & Son, Inc.
                         ----------------------------

                                Long-Term Debt
                           As of September 20, 1990
                           ------------------------



Note 1 - Long-term Debt
- -----------------------

The Company's long-term debt is comprised of the following:

Industrial Revenue Bonds:

  Houston Plant at 60% of prime rate up to 11%;
  due in quarterly installments through
  January 1, 1994                                               $ 2,060,000

  Tulsa plant at 85.56% of prime rate up to 11%;
  due in quarterly installments through
  June 30, 1993                                                   1,050,000

Loopco Leveling Line at 70% of prime rate with
8.4% minimum; due in monthly installments through
August 15, 1992, Marquette Bank                                     172,500

Tension Level Line at 75% of reference rate
(currently 9.2243%); due in monthly installments
through August 1, 1992                                              375,000

Mortgages at 9% and ll%; due in monthly installments
through October 1, 1993                                             718,101

Mortgage at 10.25%; Keelor, MN; due in monthly
installments through November 1, 1997                             2,269,640

Mortgage at 9%; Keelor, Iowa; due in monthly
installments through October 1, 1992                                338,441
                                                                 ----------
                                                                  6,983,682
Less amounts due within one year                                 (1,977,215)
                                                                 ----------
Long-term debt at September 20, 1990                            $ 5,007,467
                                                                 ==========

                                      A-2